MANAGEMENT AGREEMENT

AlphaCentric Advisors LLC

Exhibit

Dated: February 22, 2021

Fund	Percentage of Average Daily Net Assets
AlphaCentric Income Opportunities Fund	1.50%
AlphaCentric Premium Opportunity Fund	1.75%
AlphaCentric Robotics and Automation Fund	1.25%
AlphaCentric Municipal Opportunities Fund	1.00%
AlphaCentric Symmetry Strategy Fund	1.75%
AlphaCentric LifeSci Healthcare Fund	1.25%
AlphaCentric Strategic Income Fund	1.50%

Mutual Fund Series Trust

By: /s/ Tiberiu Weisz

Print Name: Tiberiu Weisz

Title: Trustee

AlphaCentric Advisors LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Member